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                                                                    Exhibit 10.1

                                                                          [LOGO]

                                 24/7 MEDIA INC.

                               WEBSITE AFFILIATION
                                    AGREEMENT

      Master Affiliation Agreement, dated November 9, 1999 (the "Agreement") between Webhelp.com Inc. (the "Affiliate"), with an address set forth on the signature page hereto, and 24/7 Media, Inc., a Delaware corporation with an address at 1250 Broadway, 28th floor, New York, NY 10001, that operates the 24/7 Network for which it solicits Advertisers regarding the placement of Advertising for display on Pages and to which the Tags can be affixed as provided herein.

      The Affiliate and 24/7 wish to enter into the relationship as set out in this Agreement. All capitalized terms used in the Agreement and any exhibit attached to the Agreement have the meanings set forth in Section A below.

      In consideration of the foregoing, the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

                                   SECTION A.
                                   DEFINITIONS

1. "Advertisers" means advertisers, advertising agencies, sponsors, promotional partners, media buying services or other similar entities that, whether directly or through its advertising agency, promote itself, its brands or its products or services.

2. "Advertising" or "Advertisements" means the material that promotes a brand or a product or a service through advertising banners, text links, buttons, jump pages and similar promotional devices as well as all elements of a sponsorship or promotion.

3. "Advertising Sales Revenue" means the revenue generated by 24/7 from the sale of Advertising on the Web Site(s).

4. "Affiliate" means the party listed on the signature page hereto that is the operator and owner of the Web Site(s) specified on the signature page hereto.

5. "Affiliate Technology" means all hardware, software, programs, codes, trade names, technology, intellectual property, licenses, patents, trademarks, copyrights, trade secrets, know-how, and processes used by Affiliate under this Agreement.

6. "Agreement" means this Agreement and any exhibits attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.
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7.    "Appended Data" means the demographic or other information owned by 24/7 that is attached or appended to the Registration Data for use in the Database.

8. "Bad Debt" means receivables for billed Net Advertising Sales Revenue in which collection has not been made and, in accordance with the criteria set by 24/7, is deemed uncollectable.

9. "CPM" means the dollar cost per thousand Advertisements or impressions with respect to Advertising sold by 24/7 to an Advertiser.

10. "Database" means 24/7's Profilz(TM) co-operative database of Internet users that compiles demographic and other information of Internet users for the purposes of delivering profile-targeted Advertising to Internet users.

11.   "DMA" means the Direct Marketing Association.

12. "E-Commerce Service" means the "click2buy.com" e-commerce service and/or other e-commerce services owned by 24/7.

13.   "Effective Date" means the date first written above.

14. "Net Advertising Sales Revenue" means the Advertising Sales Revenue, less any advertising agency commissions retained by the advertising agency or paid by 24/7 to the advertising agency.

15. "Pages" means the pages, screens, and other segments or spaces on the Web site(s).

16. "Registration Data" means the information and data gathered by Affiliate pertaining to its Internet users of its web site for use in the Database.

17. "Royalty" means the payment by 24/7 to Affiliate comprised of the Affiliate's portion of Net Advertising Revenue as set forth in Section
      C.3. of this Agreement.

18. "Tag(s)" means a unique tag, or graphical element in a fixed location on a Page designed for the delivery of Advertising, in HTML/Java or other appropriate languages that are affixed appropriately by Affiliate to the Web Site's Pages to enable 24/7 to serve Advertising to those Pages.

19.   "Term" means the term of this Agreement, as determined pursuant to Section
      C.4. of this Agreement.

20. "24/7" means 24/7 Media, Inc., a Delaware corporation, and its subsidiaries.

21. "24/7 Data" means the data, names, phone numbers, addresses and other information collected by 24/7 from the registration of users on the 24/7 Network, the 24/7 Mail Network or the Database or other sources.

22. "24/7 Mail Network" means the network of email lists for which 24/7 solicits Advertisers regarding the placement of Advertising for display in messages distributed to email lists;

23. "24/7 Network" means the network of Internet Web sites for which 24/7 solicits Advertisers regarding the placement of Advertising for display on Pages.

24. "24/7 Technology" means all hardware, software, programs, codes, trade names, technology, intellectual property, licenses, patents, trademarks, copyrights, trade secrets, know-how, and processes used by 24/7 under this Agreement.

25. "Web Site(s)" means Internet Web site(s) owned by Affiliate specified on the signature page hereto.


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                                   SECTION B.
                               SCOPE OF AGREEMENT

      The Affiliate hereby grants to 24/7 the worldwide exclusive right to sell all Advertising on the Web Site(s).

                                   SECTION C.
                                      TERMS

1. Obligations of Affiliate, The Affiliate represents, warrants, covenants and agrees:

      A. to use its best efforts to maintain the Web Site and the Web Site's Pages in a manner consistent with the intent and purpose of the Web Site as at the date first written above;

      B. to insert the Tags on each of the Web Site's Pages in such a manner as to assure that the Advertising to be affixed to said Tag is fully and clearly visible on the first Web Site Page viewed when that Page is viewed at a 640 x 480 pixel resolution;

      C. to insert a button with the 24/7 logo on the Web Site's home page directing potential advertisers to the 24/7 web site.

      D. to notify 24/7 within one business day from the time of notice when any new Advertising is given of the Affiliate's rejection of any new Advertising. Failure to provide timely notice of rejection of the new Advertising shall be deemed acceptance thereof, until such time as Affiliate notifies 24/7 of Affiliate's rejection thereof, at which time 24/7 will use its best efforts to remove the Advertising;

      E. to furnish 24/7 with all subscribership, viewership, inventory, and usage reports, reviews and audience studies, deliveries, census requirements, and any other information regarding the Web Site and the Web Site's Pages as is reasonably available to the Affiliate and appropriate for use by 24/7 for the sale of Advertising, provided, that such reports are subject to the confidentiality obligations of the parties set forth in this Agreement;

      F. not to engage, contract with, license or permit any person, firm or entity (including the Affiliate and its employees) other than 24/7 and its employees to sell, or represent the Affiliate for the sale of, Advertising on the Web Site and to refer all advertising inquiries to 24/7.

2. Obligations of 24/7 Media, Inc. 24/7 represents, warrants, covenants and agrees:

      A. to provide the Affiliate, during the Term and only for use in the performance of this Agreement, with unique Tags;

      B. to utilize its best efforts to solicit and sell to Advertisers' Advertising on the Web Site's Pages, (including sales of the Web Site as a single site, through multi-site packages and through the 24/7 Network package) at such prices as 24/7 shall deem appropriate;

      C.    to deliver and serve Advertising to the Web Site's Pages;

      D. to provide the Affiliate with notice, via on-line posting or email, of new Advertising that has been solicited by 24/7 to be displayed on the Web Site's Pages, and to honor any decision by Affiliate to decline any Advertising, in accordance with the provisions in Section C.1.D of this Agreement;


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      E.    to provide the Affiliate with real-time access to records that will allow it to monitor the volume of paid Advertising delivered to the Web Site's Pages and the revenue earned (subject to billing corrections and accounting adjustments) thereby, provided, that such records are subject to the confidentiality obligations of the parties set forth in this Agreement; all such records, including data, statistical information or other traffic analysis, produced or provided by 24/7 shall be the joint property of 24/7 and Affiliate;

      F. to deliver to the Affiliate a monthly statement ("Statement") showing the Royalty earned by Affiliate during the calendar month and any sum(s) due the Affiliate on account thereof pursuant to Section C.3. of this Agreement; each Statement shall be final and binding on the Affiliate, unless the Affiliate objects in writing thereto within 60 days of receipt of the relevant Statement; notwithstanding the foregoing, 24/7 shall not be responsible for uncollectable or Bad Debts of Advertisers nor any default on the part of Advertisers; and

      G. to maintain suitable and qualified personnel in administrative, sales and technical positions necessary for 24/7 to perform effectively the terms of this Agreement.

3.    Payments.

      A. Advertisers shall be directed to pay to 24/7 all cash and other consideration generated from the sale of Advertising by 24/7 during the term of this Agreement and for a period of six months following the termination of this Agreement (except for sponsorships, with respect to which payments shall be made to 24/7 and a percentage shall be retained by 24/7 for the duration of the sponsorship regardless of the date of termination of this Agreement).

      B. 24/7 shall deliver to Affiliate the Royalty on the terms and conditions set forth in Section C.3.C. of this Agreement, provided that 24/7 may retain the amount due to Affiliate until the Royalty due Affiliate exceeds $50 in the aggregate.

      C. 24/7 shall pay to the Affiliate the Royalty equal to the Affiliate's entire share of the Net Advertising Sales Revenue earned during that month (after accounting adjustments) and collected by 24/7 pursuant to the related invoicing, and 24/7 shall retain 30%

      D. The Affiliate may elect to have 24/7 serve promotional or barter advertisements not sold by 24/7, for which Affiliate will pay 24/7 a serving fee of $2.50 CPM; such advertisements shall not exceed thirty percent (30%) of the Pages.

      F. In the event any Advertiser remits any payment for Advertising directly to the Affiliate rather than to 24/7, the Affiliate agrees to make prompt payment to 24/7 of any and all such payments.

      F. Affiliate agrees that it is obligated to compensate 24/7 on any business contracted with 24/7 Media prior to termination date.

4.    Term.

      A. The Term of this Agreement will commence on the Effective Date, will continue for one year from the Effective Date, and will renew automatically for additional periods of one year, unless otherwise terminated pursuant to the terms of this Agreement. Either party may terminate the Agreement by giving written notice to the other party no earlier than eight months after the Effective Date. Termination will be effective four (4) months after the date on which written notice is given, provided that notice is given pursuant to the terms of Section C.13. of this Agreement, to the other party.

      B. Notwithstanding Section C.4.A. of this Agreement, this Agreement may be terminated by either party on 60 days' prior written notice to the other party upon the occurrence of a material breach by the other party of any covenant, duty or undertaking herein, which material


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            breach continues without cure for a period of 30 days after written notice of such breach is received by the breaching party from the non-breaching party.

      C. Notwithstanding Section C.4.A. or C.4.B. of this Agreement, this Agreement may be terminated by 24/7 on written notice to the Affiliate upon the occurrence of a breach by Affiliate of its covenants under Section C.7. of this Agreement, which breach continues without cure for a period of more than 48 hours after written notice of such breach is received by Affiliate from 24/7, or which breach occurs on more than two occasions; and 24/7 shall have the right and option to de-activate the Tags on the Pages or to adjust the royalty due to Affiliate set forth in Section C.3. of this Agreement upon the occurrence of a breach of Section C.7.C. of this Agreement, which breach continues without cure for a period of more than 48 hours after which written notice of such breach is received by Affiliate from 24/7.

      D. Notwithstanding Section C.4.A. or C.4.B. of the Agreement, the Agreement may be terminated by 24/7 on 30 days' prior written notice to the Affiliate if the number of available Pages in any two consecutive months is less than one million average per month or if the average click-through rate for the Advertisements served on the Web Site(s) for any three-month period is less than 0.25%.

      E. Affiliate further covenants and agrees that the maximum rotation rate of advertising displayed on the Web Site will not exceed one banner every sixty seconds; and if such rate is exceeded, then 24/7 shall have the right and option to terminate the Agreement if such breach continues without cure for a period of more than 48 hours after written notice of such breach is received by Affiliate from 24/7 of such breach, or which breach occurs on more than two occasions.

5.    Intellectual Property.

      A. The 24/7 Technology will remain the sole property of 24/7 and Affiliate will have no rights, title or interest in the 24/7 Technology. The Affiliate Technology will remain the sole property of Affiliate and 24/7 will have no rights, title or interest in the Affiliate Technology. Upon the expiration or termination of this Agreement, each party agrees that it will promptly return all information, documents, manuals and other materials belonging to the other party except as otherwise provided in this Agreement or any exhibits hereto.

      B. Upon termination or expiration of this Agreement. 24/7 will retain ownership of and all rights, title and interest in the 24/7 Data, with the exception of the rights granted Affiliate pursuant to 2E and 2F.

6. Confidentiality, 24/7 and Affiliate covenant to each other that neither party will disclose to any third party (other than its employees and directors, in their capacity as such, and the employees and directors of any affiliate on a need to know basis so long as they are bound by the terms of this Agreement) any information regarding the terms and provisions of this Agreement or any nonpublic confidential information, which information a reasonable person would consider confidential or which is marked as "confidential" or "proprietary", except (i) to the extent necessary to comply with any law or valid order of a court of competent jurisdiction (or any regulatory or administrative tribunal), in which event the party so complying shall so notify the others as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, if available; (ii) as part of its normal reporting or review procedure to its auditors or its attorneys, as the case may be, so long as they are notified of the provisions of this Agreement; (iii) in connection with any filing with any governmental body or as otherwise required by law, including the federal securities laws and any applicable rules and regulations of any stock exchange or quotation system; and (iv) in a confidential disclosure made in connection with a contemplated financing, merger, consolidation or sale of capital stock of 24/7 or the Affiliate. Information which is or should be reasonably understood to be confidential or proprietary includes, but is not limited to, information about the 24/7 Network, the 24/7 Mail Network, the Database, the E-Commerce Service, sales, cost and other unpublished financial information, product and business plans, projections, marketing data, and sponsors, but shall not include information (a) already lawfully known to or independently developed by a party, (b)


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            disclosed in published materials, (c) generally known to the public,
            (d) lawfully obtained from any third party or (e) required to be disclosed by law.

7.    Content of Web Site.

      A. Affiliate covenants and agrees not to knowingly include or provide via the Web Site, and agrees to remove from the Web site any material that is : (i) libelous, pornographic, obscene, or defamatory under any federal or state law; (ii) an infringement of any third party's intellectual property rights (including copyright, patent, trademark, trade secret or other proprietary rights); or
            (iii) an infringement on any third party's rights of publicity or privacy. Affiliate further covenants and agrees, with respect to the operation of its Web Site and its Pages, to comply with all laws, statutes, ordinances, and regulations.

      B. Affiliate agrees to place prominently on its Web Site(s) and to operate in accordance with and to comply with a privacy statement or policy that adheres to or exceeds widely-accepted industry guidelines, such as the TRUSTe Privacy Program, the Better Business Bureau Privacy Practices or the DMA-accepted privacy statements. Affiliate agrees to provide a text-link or hyper-link on its Web Site(s) to the privacy policy of 24/7 posted on its main web site at www.247media.com. Affiliate agrees to continuously monitor and enhance its privacy policy and the management and use of information collected from Internet users to conform to industry standards for the Term.

      C. Affiliate agrees not to include or provide via the Web Site or the Pages (or in any chat room directly or indirectly connected therewith) any language, content or material that is or may reasonably be considered to be a direct or indirect incentive aimed at a user to repetitively click on Advertising that is displayed on the Web Site and receive, as consideration for such clicks, cash, cash equivalents or other tangible benefit; and Affiliate agrees not to take any action or encourage any conduct in relation to its Web Site or Pages that is or may reasonably be considered adverse to the interests of Advertisers that advertise on the Web Site.

8.    Indemnification.

      A. Affiliate shall indemnify and hold harmless 24/7, its advertisers and other suppliers and any related third parties, against and in respect of any and all third party claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by 24/7) as and when incurred, arising out of or based upon any act or omission or alleged act or alleged omission by Affiliate in connection with the acceptance of, or the performance or non-performance by Affiliate of, any of its duties under this Agreement or arising from the breach by Affiliate of its warranties, representations or covenants contained in this Agreement. Affiliate shall promptly notify 24/7 of all claims and proceedings related thereto of which Affiliate becomes aware.

      B. 24/7 shall indemnify and hold harmless the Affiliate, against and in respect of any and all third party claims, suits, actions, proceedings (formal and informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (including reasonable legal fees and expenses of attorneys chosen by Affiliate) as and when incurred, arising out of or based upon any act or omission or alleged act or alleged omission by 24/7 in connection with the acceptance of, or the performance or non-performance by 24/7 of, any of its duties under this Agreement or arising from the breach by 24/7 of its warranties, representations or covenants contained in this Agreement. 24/7 shall promptly notify Affiliate of all claims and proceedings related thereto of which 24/7 becomes aware.

9. Affiliate Representations and Acknowledgements. Affiliate represents, warrants and acknowledges the following:


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      A.    that Affiliate has the authority to enter into this Agreement and to perform its obligations hereunder, that it has the right to grant the rights granted to 24/7 hereunder, and that it has the authority to make the Web Site and the Pages available for Advertising.

      B. that 24/7 has an ownership interest in the E-Commerce Service and that the E-Commerce Service includes the placement of Advertising and promotional banners on the 24/7 Network, generally on a basis and on terms no more favorable to click2buy.com than would be made available to a party not affiliated with 24/7. Affiliate has the option to reject Advertising that employs the E-Commerce Service.

      C. that 24/7 owns and operates the Database and that the Affiliate understands and agrees that the payment in respect of Advertising sold that employs the Database shall be calculated by subtracting from the gross revenue generated from the delivery of Advertising an advertisers' fee for the use of the Database, which advertisers' fee shall be disclosed to the Affiliate prior to the commencement of this Agreement, shall reasonably reflect 24/7's cost of developing and operating the Database and may change from time to time. Affiliate has the option to reject Advertising that employs the Database.

      D. that 24/7 is acting solely as a conduit distributor and marketer of the Advertising and that it has no responsibility for the content of the Advertising and/or the Web Site(s)

10. No Poaching. Affiliate agrees that, during the Term and for a period of one year from the end of the Term, neither it nor its affiliates will solicit or recruit the services of any 24/7 employees, or hire any such employees.

11. Amendment and Waiver; Successors and Assigns. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or future exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedy that may be available to the parties at law, in equity or otherwise. This Agreement shall not be amended, waived, modified, assigned or transferred except by a written consent to that effect signed by Affiliate and 24/7, provided, that 24/7 may transfer or assign this Agreement without the consent of Affiliate in the event of a merger of 24/7 with, or a sale or all or substantially all of its assets to, a third party. This Agreement shall inure to the benefit of and be binding on the successors and permitted assigns of the parties hereto. Affiliate agrees that if it assigns or transfers this Agreement, it shall cause such successor, assignee, or transferee to assume all of the Affiliate's obligations hereunder. Any assignment, transfer, or assumption shall not relieve the Affiliate of liability hereunder.

12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed therein, without regard to principles of conflicts of laws.

13. Notices All notices required or permitted to be given under this Agreement shall be in writing and either hand-delivered, telecopied, mailed by certified first class mail, postage prepaid, or sent via electronic mail to the other party or parties hereto at the address(es) set forth on the signature page to this Agreement. A notice shall be deemed given when delivered personally, when the telecopied notice is transmitted by the sender, three business days after mailing by certified first class mail, or on the delivery date if delivered by electronic mail.

14. Entire Agreement This Agreement constitutes the entire agreement and supersedes all prior agreements of the Parties with respect to the transactions set forth herein and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

15. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.


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16.   Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, failure of communications systems or networks, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

17. Severability. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

18. Dispute Resolution. Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled exclusively by arbitration. Such arbitration shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. If arbitration is commenced by 24/7, it shall take place in the city in the continental United States in which the principal U.S.A. corporate offices of Affiliate are located. If Affiliate has no corporate offices in the U.S.A. or if arbitration is commenced by Affiliate, then arbitration shall take place in New York, New York. Judgment may be entered on the arbitrator's award in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of such courts for that purpose. The parties waive personal service in connection with any such arbitration; any process or other papers under this provision may be served outside the home state of Affiliate or New York by registered mail, return receipt requested, or by personal service, provided a reasonable time for appearance or response is allowed. All decisions of the arbitrator shall be final and binding on the parties. The parties shall equally divide all costs of the American Arbitration Association and the arbitrator. Each party shall bear its own legal fees in any dispute. The arbitrator may grant injunctive or other relief.

19. LIMITATION OF LIABILITY; DISCLAIMER. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY DIRECT OR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR LOST PROFIT DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. 24/7 MAKES NO WARRANTIES OF ANY KIND TO ANY PERSON WITH RESPECT TO THE AD SERVING SYSTEM USED TO DELIVER ADVERTISING OR ANY ADVERTISING OR DATA SUPPLIED HEREBY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT.

20. Independent Contractors. 24/7 and Affiliate shall each act as independent contractors. Neither party shall exercise control over the activities and operations of the other party. 24/7 and Affiliate shall each conduct all of its business in its own name and as it deems fit, provided it is not in derogation of the other's interests. Neither party shall engage in any conduct inconsistent with its status as an independent contractor, have authority to bind the other with respect to any agreement or other commitment with any third party, nor enter into any commitment on behalf of the other, except as expressly provided for by this Agreement.

21. Publicity. None of the parties hereto shall issue a public announcement or press release concerning this Agreement or the terms hereof without the prior written approval by the other party hereto


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      (which approval shall not be unreasonably withheld or delayed); provided, however, that nothing in this Agreement shall restrict any party from disclosing information that is already publicly available, except as a result of a breach of the confidentiality obligations of this Agreement.

                               [END OF TEXT]


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                [SIGNATURE PAGE TO MASTER AFFILIATION AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement this 9 day of November, l999.

24/7 MEDIA, INC.
1250 Broadway, 28th floor
New York, New York 10001


By: /s/ Thomas [ILLEGIBLE]
   --------------------------------
   Name:  Thomas [ILLEGIBLE]
   Title: V.P. [ILLEGIBLE]

E-mail address: TEATON@247MEDIA.COM
               --------------------


AFFILIATE:

Name of Web Site: Webhelp.com
                 ------------------

URL of Web Site: www.webhelp.com
                -------------------

Corporate Name of
Web Site owner: Webhelp.com Inc.
               --------------------

Address: 1 Dundas Street West
        ---------------------------
         25th Floor
        ---------------------------
         Toronto, Ontario, Canada
        ---------------------------

Fax No.: 416-260-4710
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By: /s/ Kerry E. Adler
   --------------------------------
   Name: Kerry E. Adler
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   Title: President & CEO
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E-mail address: Kerry.Adler@[ILLEGIBLE].com
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10                                  Page 10

                     INSERTION ORDER - TERMS AND CONDITIONS

Section 1. Obligations, Representations and Warranties of Parties; Indemnification.

      A. Advertiser acknowledges chat the sole obligation of 24/7 Media, Inc. ("24/7 MedIa") is to display an advertising banner, text link or advertisement or other creative (the "Creative") delivered by Advertiser to 24/7, which advertising Creative conforms to the specifications set forth herein and elsewhere in the insertion order (the insertion order and these Terms and Conditions are referred to collectively herein as the "Agreement"). Advertiser is solely responsible for any and all liability, loss, cost, claim or expense arising out of or relating to the Creative and/or the Advertiser Web Content (defined below). In this regard, Advertiser warrants and represents that (i) Advertiser owns and/or has the right and authority to permit the use, reproduction, distribution and transmission of the Creative by 24/7 Media; (ii) the Creative and any content and/or services linked to the Creative ("Advertiser Web Content") are factually accurate and do not contain any fraudulent or deceptive materials, or material which misrepresents, ridicules or attacks an individual or group on the basis of age, color, national origin, race, religion, sex, sexual orientation or handicap; (iii) the Creative does not promote or make claims that are not easily provable, nor does it falsify the product or message being communicated; and (iv) the use, reproduction, distribution, or transmission of the Creative will not, and the Advertising Web Content does not, violate any foreign or domestic, federal, state or local law or regulation, or any rights of any third party, including, but not limited to, any copyright, patent, trademark, trade secret, music, image, or other proprietary or property right, or constitute false advertising, unfair competition, defamation, invasion of privacy or rights to celebrity, or any other right of any person or entity.

      B. Advertiser agrees to indemnify 24/7 Media and its affiliates and to hold 24/7 Media and its affiliates harmless from and against any and all liability, loss, damage, claim and, expense, including reasonable legal fees and expenses that may be incurred by 24/7 Media and its affiliates, arising out of or related to Advertisers breach of, or the untruth of. any of the foregoing representations and warranties or any obligation hereunder or Advertisers part to be performed.

Section 2. Payment; Measurement.

      A. Payment terms are Net 30 days from the date of invoice for advertisers extended credit, otherwise full payment is due upon acceptance of this order. Advertisers will be invoiced at least monthly during the term of the agreement.

      B. Performance tracking and measurement of all Creative will be measured by 24/7 Media (or its third-party affiliate). In the event of a discrepancy between 24/7 Media and Advertiser, all performance tracking data of 24/7 Media will control and govern the terms of this Agreement.

Section 3. Limitation of Liability.

UNDER NO CIRCUMSTANCES SHALL 24/7 MEDIA BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH DAMAGES ARE FORESEEABLE, AND WHETHER OR NOT 24/7 MEDIA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) ARISING FROM ANY ASPECT OF THE ADVERTISING RELATIONSHIP PROVIDED FOR HEREIN. 24/7 MEDIA SHALL IN NO EVENT BE LIABLE FOR MORE THAN THE TOTAL AMOUNT PAID TO 24/7 MEDIA BY ADVERTISER UNDER THIS AGREEMENT. 24/7 MEDIA MAKES NO REPRESENTATION, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, REGARDING 24/7 MEDIA'S SERVICES OR ANY PORTION THEREOF, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, 24/7 MEDIA SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING (I) THE NUMBER OF PERSONS WHO WILL ACCESS THE CREATIVE AND (II) ANY BENEFIT ADVERTISER MIGHT OBTAIN FROM INCLUDING THE CREATIVE ON THE 24/7 MEDIA NETWORK.

Section 4. Rejection of Creative; Cancellation.

      A. 24/7 Media reserves the right to reject any advertising which is not, in its sole discretion, consistent with 24/7 Media's standards.

      B. In addition, 24/7 Media shall have the right, at any time, to remove any of Advertisers advertising if 24/7 Media determines, in its sole discretion, that the Creative, Advertiser Web Content or any portion thereof (i) violates 24/7 Media's then applicable advertising policy, or (ii) is otherwise objectionable to 24/7 Media, in which event 24/7 Media shall refund to Advertiser a pro rata portion of the fee which Advertiser has paid to 24/7 Media for display of the Creative (if Advertiser has paid 24/7 Media a flat fee).

      C. If, for any reason, 24/7 Media must cancel this Agreement within the dates of the Campaign (as set forth in the insertion order) then 24/7 Media will deliver to Advertiser a written notice of cancellation. In the event of such a cancellation, Advertiser will only be responsible for payment up until the cancellation date (as set forth in the notice). Should the level of impressions at the date of cancellation be lower than as set forth in the insertion order, Advertiser will be responsible for payment based on the planned number of impressions set forth in the insertion order.

Section 5. Miscellaneous.

      A. 24/7 Media and Advertiser are independent contractors, and neither 24/7 Media nor Advertiser is an agent, representative or partner of the other. 24/7 Media may terminate this Agreement at any time in the event of material breach of this Agreement by Advertiser.

      B. Advertiser understands that once the Creative is made available, it will not be changed or modified in any way and there shall be no refunds or pro-ration of rates even if Advertiser elects to discontinue display of the Creative prior to expiration of the advertising term, except as expressly provided herein. Advertising rates are subject to change by 24/7 Media from time to time; any rate changes will apply to any additional advertising services requested by Advertiser after such rate change.

      C. Acceptance of this insertion order is subject to review of 24/7 management, and is not a granting of credit.

      D. This Agreement sets forth the entire agreement between Advertiser and 24/7 Media, and supersedes any and all prior agreements (whether written or oral) of 24/7 Media and Advertiser with respect to the subject matter set forth herein.

      E. This Agreement may only be modified, or any rights under it waived, by a written document executed by both parties.

      F. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the internal laws of the State of New York, without regard to its principles of conflicts of law.

      G. Advertiser may not assign this agreement, in whole or in part.